Free Writing Prospectus

Filed pursuant to Rule 433

Registration Number 333-207522

Pricing Term Sheet

Stanley Black & Decker, Inc.

Remarketing of

$632,500,000 Principal Amount of

2.451% Subordinated Notes due November 17, 2018

(the “Notes Remarketing”)

November 5, 2015

The information in this pricing term sheet relates to the Notes Remarketing and should be read together with (i) the preliminary prospectus supplement dated November 5, 2015 relating to the Notes Remarketing, including the documents incorporated by reference therein and (ii) the accompanying prospectus dated October 19, 2015, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-207522. The information in this pricing term sheet supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with the information in such preliminary prospectus supplement and the accompanying prospectus.

Issuer:	Stanley Black & Decker, Inc. (the “Company”)

Title of Securities:	2.451% Subordinated Notes due November 17, 2018 (the “Notes”)

Expected Ratings*:	Baa2 / A- / BBB+

Format:	SEC Registered

Remarketing Date:	November 5, 2015

Remarketing Settlement Date:	November 17, 2015 (T+7)

Remarketed Amount:	$632,500,000

Benchmark Treasury:	0.875% due October 15, 2018

Benchmark Treasury Price and Yield:	99-06+; 1.151%

Yield to Maturity:	2.451%

Spread to Benchmark Treasury:	+ 130 bps

Remarketing Price:	100.000%

Reset Interest Rate:	2.451%

First Interest Payment Date after the Remarketing Settlement Date:	May 17, 2016

Interest Payment Dates:	May 17 and November 17 of each year

Denomination:	$1,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	854502 AB7 / US854502AB75

Remarketing Agents:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Company has filed a registration statement, including a preliminary prospectus supplement dated November 5, 2015 and an accompanying prospectus dated October 19, 2015, with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying prospectus in that registration statement and the other documents the Company has filed with the SEC for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, copies may be obtained by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

This pricing term sheet supplements the preliminary prospectus supplement issued by the Company on November 5, 2015 relating to its prospectus dated October 19, 2015.

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